EXHIBIT INDEX

AXP PARTNERS INTERNATIONAL SERIES, INC.

(d)(1) Investment Management Services Agreement, between Registrant on behalf of AXP Partners International Select Value Fund and AXP Partners International Aggressive Growth Fund and American Express Financial Corporation.

(h)(4) Transfer Agency Agreement between Registrant on behalf of AXP Partners International Select Value Fund and AXP Partners International Aggressive Growth Fund and American Express Client Service Corporation.